Exhibit 99.25

FOSTER WHEELER LTD.

Management Restricted Stock Plan

(Adopted April 2004)

                1.             Purpose of the Plan.  The purposes of this Management Restricted Stock Plan are to retain and attract the best available personnel for positions of substantial responsibility in the management of Foster Wheeler Ltd. and its Subsidiaries, to provide additional incentives to such persons and to promote the success of the business of Foster Wheeler Ltd. and its Subsidiaries.

2.             Definitions.  As used in this Management Restricted Stock Plan, the following definitions will apply:

(a)           “Administrator” means the Board or its Compensation Committee.

(b)           “Applicable Laws” means the legal requirements relating to the administration of restricted stock plans or the issue of share capital by a company, including under the laws of Bermuda, applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules and regulations that may from time to time be applicable to the Company, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations, interpretations and requirements may be in place from time to time.

(c)           “Award” means any award of Restricted Stock or Restricted Stock Unit, or any other right or interest relating to Shares or other property, granted under the Plan in consideration for services rendered to the Company.

(d)           “Board” means the Board of Directors of Foster Wheeler Ltd.

(e)           “Cause” for termination of a Participant’s Continuous Service Status will exist if the Participant is terminated for any of the following reasons:  (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy where such violation has a material impact on his or her ability to perform his or her duties and responsibilities; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company, including without limitation any fraudulent action or any other act that constitutes a knowing misrepresentation involving or related to the Company’s financial statements; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company where such breach results in or is reasonably expected to result in material injury to the Company.  For purposes of this Plan, action or inaction by a Participant shall not be considered willful unless done or omitted by him or her (A) intentionally or not in good faith and (B) without reasonable belief that his or her action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness or injury.

(f)            “Change in Control” means (i) a sale of all or substantially all of the assets of Foster Wheeler Ltd.; or (ii) any merger, amalgamation, consolidation or other business combination transaction of Foster Wheeler Ltd. with or into another corporation, company, entity or person, other than (A) a transaction in which the holders of at least a majority of the voting shares of Foster Wheeler Ltd. issued and outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving or resulting entity) a majority of the total voting power represented by the voting shares of Foster Wheeler Ltd. (or the surviving entity) issued and outstanding immediately after such transaction, or (B) the Exchange Transaction; or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of Foster Wheeler Ltd.; (iv) a contested election of directors, as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Foster Wheeler Ltd.

(g)           “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(h)           “Compensation Committee” means the compensation committee of the Board appointed by the Board to administer this Plan.

(i)            “Common Stock” means the common shares, par value $1.00 per share, of Foster Wheeler Ltd.

(j)            “Company” means Foster Wheeler Ltd., a Bermuda company, and its Subsidiaries.

(k)           “Consultant” means any person, including an advisor and including a non-employee member of the Board, who is engaged by Foster Wheeler Ltd. or a Subsidiary to render services and is compensated for such services.

(l)            “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant.  Continuous Service Status will not be considered interrupted or terminate in the case of:  (i) sick or disability leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator and having a duration of not more than 90 days; or (iv) in the case of transfers between locations of Foster Wheeler Ltd., or between Foster Wheeler Ltd. and its Subsidiaries, or their respective successors.  A change in status from Employee to Consultant, or vice versa, will not constitute an interruption or termination of Continuous Service Status.

(m)          “Corporate Transaction” means a sale of all or substantially all of the assets of Foster Wheeler Ltd.; a merger, amalgamation, consolidation or other capital reorganization or business combination transaction of Foster Wheeler Ltd. with or into another corporation, company, entity or person other than the Exchange Transaction; the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then issued and outstanding shares of Foster Wheeler Ltd.; or a liquidation or dissolution of Foster Wheeler Ltd.

(n)           “Employee” means any employee of Foster Wheeler Ltd. or a Subsidiary, with such determination of employment status determined based upon such factors as the Administrator deems appropriate, subject to any requirements of the Applicable Laws.  The payment of a director’s fee to a director will not be sufficient to constitute “employment” of such director by Foster Wheeler Ltd.

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

(p)           “Exchange Transaction” means the offer by Foster Wheeler Ltd. in 2004 to exchange equity and debt securities of the Company for outstanding indebtedness and trust securities of the Company which exchange offer is expected to result in the issuance of shares of the Company representing a majority of the voting power of the Company.

(q)           “Fair Market Value” means, with respect to any property, the market value of such property determined by such methods and procedures as shall be established from time to time by the Administrator; provided, however, that, whenever possible with respect to the Shares, the determination of Fair Market Value shall be based, as of the applicable date, upon the average of the high and low bid prices for the Shares either as reported in The Wall Street Journal or, if not reported in The Wall Street Journal, then as reported in the over-the-counter quotation system; provided, however, that in the case of a Corporate Transaction, the Fair Market Value of the Shares will be determined in accordance with the terms of the Corporate Transaction.

(r)            “Intercompany Agreement” means an agreement between Foster Wheeler Ltd. and a Subsidiary the employees of which receive Awards under the Plan.

(s)           “Involuntary Termination” means termination of a Participant’s Continuous Service Status under the following circumstances:  (i) termination without Cause by the Company; or (ii) voluntary termination by the Participant within 30 days following (A) a material reduction in the Participant’s job responsibilities, provided, that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company, of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site for the Company at the time of the Change of Control; or (C) a reduction in Participant’s then-current base salary by at least 10%, provided, that an across-the-board reduction in the salary level of all other employees or consultants employed by the same entity in positions similar to the Participant’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction.

(t)            “Participant” means an Employee or Consultant selected by the Administrator to receive an Award, and holding an Award or Shares, under the Plan.

(u)           “Plan” means this Management Restricted Stock Plan.

(v)           “Restricted Stock” means Awards of Shares granted pursuant to Section 6(a) of the Plan.

(w)           ~~“Restricted Stock Unit” means an Award of a right to receive Shares granted under Section 6(b) of the Plan.  Unless otherwise specified by the Administrator, Restricted Stock Units represent an unfunded, unsecured obligation of the Company.~~

(x)            “Share” means a share of Common Stock, as adjusted in accordance with Section 8 of the Plan.

(y)           “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices of Shares are quoted at any given time.

(z)            “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f) or any successor provision.

3.             Administration.  The Administrator of the plan will be the Board or the Compensation Committee, as determined by the Board.  The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if and to the extent permitted by the Applicable Laws, the Administrator may authorize one or more officers of the Company to make Awards to eligible Employees under the Plan.  The composition of the Compensation Committee, and the manner in which it administers the Plan, will conform to any requirements imposed by the Applicable Laws.  Subject to the provisions of the Plan, and in the case of a Compensation Committee, any limitations imposed by the Board when delegating to the Compensation Committee authority to administer the Plan, the Administrator will have authority, in its discretion:

(a)           to determine the Fair Market Value of Shares or other property issued or to be issued under the Plan; provided, however, that the Administrator will apply its methods and procedures for determining Fair Market Value consistently with respect to Participants, but need not apply such methods and procedures in an identical manner with respect to different types of Awards;

(b)           to select Participants to whom Awards will be granted;

(c)           to determine when, whether and to what extent Awards will be granted;

(d)           to determine the number of Shares to be made subject to an Award;

(e)           to approve the forms of agreements, and amendments to such agreements, to be used in connection with the issuance of Awards, including to reflect in such agreements variances from the definitions contained in Sections 2(e) and 2(s) above and Section 13(a) below;

(f)            to determine the terms and conditions, based in each case on such factors as the Administrator shall determine, of any Award granted hereunder, which terms and conditions need not be applied consistently to different Participants and which terms and conditions include but are not limited to the time or times when an Award may be settled and the vesting schedule applicable to an Award (which settlement or vesting schedule may include performance or other features); the restrictions or limitations (including forfeiture, repurchase and transferability restrictions) applicable to an Award; the acceleration of vesting, or lapse or waiver of any restrictions, applicable to an Award; and any adjustment to vesting or similar restrictions of an Award as a result of a change in the Participant’s employment status (e.g., from full-time to part-time status, or to reflect a leave of absence);

(g)           to determine under what circumstances an Award may be settled in cash or other property rather than in Shares;

(h)           to determine, for all purposes under the Plan, the date on which a Participant’s Continuous Service Status terminates, including to determine whether a Participant’s employment has been terminated for Cause under Section 13(b);

(i)            to determine whether a Participant has engaged in any act constituting a circumstance giving rise to a forfeiture specified under Section 13(a) below;

(j)            to determine when and under what circumstances one Award may be exchanged for another Award, on the same or different terms, including on terms that include an exercise or purchase price that is less than the exercise or purchase price of the surrendered Award;

(k)           to establish procedures pursuant to which payment of any Award or receipt of Shares or other property subject to an Award may be deferred;

(l)            to construe and interpret the terms of the Plan and of Awards, which constructions, interpretations and decisions, if reasonable and made in good faith, will be final and binding on all persons, as well as to correct administrative and clerical errors;

(m)          to impose such restrictions, conditions or limitations as the Administrator determines appropriate as to the timing and manner of any resales of a Participant or other subsequent transfers by a Participant of any Shares issued as a result of an Award, including without limitation restrictions under an insider trading policy;

(n)           in order to fulfill the purpose of the Plan and without amending the Plan, to modify Awards or the agreements reflecting such Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs and, generally, to modify Awards or agreements reflecting Awards as appropriate to conform with Applicable Laws; and

(o)           with respect to grants of Awards to Employees of a Subsidiary, to determine the terms and conditions of any Intercompany Agreement by and between Foster Wheeler Ltd. and the relevant Subsidiary with respect to such grants.

4.             Stock Subject to the Plan.  Subject to Section 8 below, the maximum aggregate number of Shares that may be sold or issued under the Plan is ten million five hundred thousand (10,500,000) Shares; provided, however, that if any Award is settled in cash, is forfeited, or expires, or Shares issued under the Plan are forfeited or repurchased by the Company pursuant to the vesting or forfeiture conditions applicable to the terms of Awards, then the Shares previously subject to such Award will to the extent of such cash settlement, forfeiture, expiration termination or repurchase again be available to be made subject to new Awards.  In the event that withholding tax liabilities arising with respect to such Award are satisfied by the tendering for cancellation of Shares to the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so tendered for cancellation.  Shares issued hereunder shall consist of authorized but unissued Shares.

5.             Eligibility.  Any Employee or Consultant will be eligible to receive grants of Awards under the Plan.  Neither the Plan, nor the grant of any Award hereunder, will confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall the Plan or any Award interfere in any way with the Participant’s right or the Company’s right to terminate the employment or consulting relationship at any time, for any reason.

6.             Restricted Stock Awards.

                (a)           Restricted Stock.  Awards of Restricted Stock refer to Awards giving the Participant the right to receive Shares upon grant of the Award, which Awards may be subject to such terms and conditions as the Administrator in its sole discretion may prescribe.  When the Administrator determines that it will offer Restricted Stock under the Plan to a Participant, it will advise the Participant in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to be issued, and the time within which such Participant must accept the offer by executing a written Restricted Stock Award agreement.

(b)           ~~Restricted Stock Units.  Restricted Stock Units refer to Awards giving the Participant the right to receive Shares (or cash or other property whose value is derived with reference to Shares) on settlement of the Award.  When the Administrator determines that it will offer Restricted Stock Units under the Plan, it will advise the Participant in writing of the terms, conditions and restrictions related to the offer, including the number of Shares subject (either directly or by reference) to the Award, the terms on which such Award will settle, and the time within which such Participant must accept the offer by executing a written Restricted Stock Unit Award agreement.~~

(c)           Terms and Conditions.  The grant of an Award shall be accepted by the Participant’s executing a written agreement with the Company setting forth the terms and conditions of such Award.  In connection with the issuance of Shares pursuant to an Award, the Administrator shall determine that the Company has complied with any par value requirements imposed by the Applicable Laws.  The Administrator may impose such time-based, performance or other vesting, forfeiture or repurchase conditions (including conditions related to the Participant’s for-Cause termination or that relate to the Participant’s engaging in acts that are competitive with the Company and its business), as well as restrictions on transferability, on an Award and the Shares subject thereto as it deems appropriate.

(d)           Rights as a Shareholder.  Upon entry on the register of shareholders by the duly authorized transfer agent of Foster Wheeler Ltd. of the issuance of Shares to a Participant pursuant to an Award, and only then, the Participant will become a shareholder of Foster Wheeler Ltd.  Unless otherwise provided by the Administrator at the time of grant and as reflected in the written agreement between the Company and the Participant, and except as provided in this Section 6(c) and in Section 8 of the Plan, no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares subject to an Award are issued to the Participant.

7.             Taxes. As a condition of the grant, vesting or settlement of, or the issuance of Shares subject to, an Award granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Award or otherwise entitled to receive Shares or other property subject to an Award) will make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Award or the issuance of Shares.  The Company will not be required to issue any Shares under the Plan until such obligations are satisfied by the Participant (or such other person).  If the Administrator allows the tender for cancellation of Shares subject to an Award to satisfy a Participant’s tax withholding obligations under this Section 7, the Administrator will not allow Shares to be surrendered in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.  All elections by a Participant to have Shares tendered for cancellation for this purpose will be subject to the Applicable Laws and will be made in such form and under such conditions as the Administrator may provide.

In order to effect the tender for cancellation of Shares under this Section 7 in order to satisfy applicable tax withholding obligations, the Administrator may require that the Participant sell Shares subject to an Award to the Company at such price and on such other terms and conditions as the Administrator in its sole discretion may require.

8.             Corporate Transactions.

(a)           Intercompany Agreements.  Each Subsidiary the Employees of which receive Awards will enter into an agreement with Foster Wheeler Ltd. providing for either (i) the payment by the Subsidiary to Foster Wheeler Ltd. of the Fair Market Value of the Shares subject to Awards granted to such Employees, or (ii) the reimbursement by the Subsidiary to Foster Wheeler Ltd. of the compensation expense associated with the Awards granted to such Employees.  The Intercompany Agreements will also provide whether and to what extent Foster Wheeler Ltd. or a Subsidiary will have rights to repurchase Shares from Participants pursuant to any forfeiture, repurchase or tax withholding rights applicable to the Awards.  The Intercompany Agreements will be on such additional terms and conditions as are specified and approved by the Administrator.

(b)           Changes in Capitalization.  Subject to any action required under Applicable Laws by the shareholders of Foster Wheeler Ltd., the number of as-yet unissued

Shares subject to an outstanding Award and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon forfeiture, repurchase, cancellation or expiration of an Award will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, subdivision, reverse stock split, stock dividend, bonus issue, combination, consolidation and division, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by Foster Wheeler Ltd.; provided, however, that conversion of any convertible securities of Foster Wheeler Ltd. will not be deemed to have been “effected without receipt of consideration.”  Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding and conclusive on all parties.  Except as expressly provided herein, no issuance by Foster Wheeler Ltd. of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of Shares of Common Stock subject to an Award.

(c)           Corporate Transaction.  In the event of a Corporate Transaction (including without limitation a Change in Control), each outstanding Award will be assumed or an equivalent award or right will be substituted by such successor or resulting corporation or company or a parent or subsidiary of such successor or resulting corporation or company (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the Award or to substitute an equivalent award or right, in which case the timing of settlement (or other provisions regarding the timing of the issuance of the Shares thereunder) with respect to such Award will accelerate, effective immediately prior to the consummation of such transaction, and the Award will terminate in its entirety upon consummation of the transaction.  To the extent that an Award is terminating in connection with a Corporate Transaction, (i) any vesting, forfeiture conditions or other restrictions that would have applied to the Award in the absence of the acceleration provided for in the preceding sentence shall continue to apply thereafter to the same extent practicable to the Shares issued pursuant to the Award notwithstanding such accelerated settlement or Shares issuance, and (ii) the Administrator will notify the Participants of the fact of termination of the Awards at least five (5) days prior to the date on which the Award terminates.

For purposes of this Section 8(c), an Award will be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in this Section 8); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

Shares issued prior to the date of the Corporate Transaction pursuant to an Award will be subject to the same treatment in the Corporate Transaction as other outstanding Shares;

provided, however, that unless otherwise provided by the Administrator any forfeiture conditions or other restrictions imposed on Shares issued pursuant to an Award will be assigned to the Successor Corporation and will apply to the same extent following the Corporate Transaction to the securities or property received in exchange or replacement of the Shares as they would have applied to the Shares in the absence of the Corporate Transaction.

9.             Amendment and Termination.  The Administrator may, in its sole discretion, amend or terminate the Plan at any time and for any reason.  Except as otherwise set forth in the Sections 7, 8, 11 and 13 hereof, without the consent of the affected Participant, no such amendment or termination will affect Awards granted prior to the effective date of such action which remain outstanding as of such date.

10.           Nontransferability.  Unless the Administrator determines otherwise (and causes such fact to be reflected in the agreement between the Company and the Participant relating to the Award), and subject in all events to the Applicable Laws, no Award, and no Shares subject to an Award which has not been exercised or pursuant to which Shares have not yet been issued, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent or distribution; provided however that a Participant may designate a beneficiary to exercise his or her rights with respect to the Award upon the Participant’s death (to the extent the Award permits exercise following the Participant’s death).

11.           Condition upon Issuance of Awards; Forfeiture Conditions.  Notwithstanding any other provision of the Plan or any agreement entered into by Foster Wheeler Ltd. pursuant to the Plan, Foster Wheeler Ltd. will not be obligated, and will have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by Foster Wheeler Ltd. in consultation with its legal counsel.  As a condition to the grant of an Award or any issuance of Shares hereunder, Foster Wheeler Ltd. may require the person receiving the Award to represent and warrant at the time of any such receipt or issuance that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for Foster Wheeler Ltd., such a representation is required by law.

12.           Reservation of Shares.  Foster Wheeler Ltd., during the term of the Plan and for such period as Awards under the Plan remain outstanding, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

13.           Forfeiture of Awards.  Notwithstanding anything else to the contrary contained herein, the Administrator in granting any Award will have the full power and authority to determine whether, to what extent and under what circumstances such Award shall be forfeited, cancelled or suspended, which circumstances will be set forth (including by reference to this Section 13) in the written agreement to be executed pursuant to Section 6(a) or (b), which provisions will govern the forfeitability of the Award and the Shares issued or to be issued pursuant to Awards.  Any such forfeiture will be effected by the Company in such manner and to such degree as the Administrator, in its sole discretion, determines, and will in all events (including as to the provisions of this Section 13) be subject to the Applicable Laws.

In order to effect a forfeiture under this Section 13, the Administrator may require that the Participant sell Shares subject to an Award to the Company at such price and on such other terms and conditions as the Administrator in its sole discretion may require.

Unless otherwise specified by the Administrator, in addition to any vesting or other forfeiture or repurchase conditions that may apply to an Award and Shares issued pursuant to an Award, each Award granted under the Plan will be subject to the following forfeiture conditions:

                (a)           all outstanding Awards held by any Participant will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any repurchase rights or forfeiture restrictions in favor of the Company have previously lapsed) if the Participant, without the consent of the Company, while in Continuous Service Status, or within six (6) months after termination of such status, establishes an employment or similar relationship with a competitor of the Company or engages in any similar activity that is in conflict with or adverse to the interests of the Company, as determined by the Administrator in its sole discretion; provided, that if a Participant has sold Shares subject to an Award within six (6) months prior to the date on which the Participant would otherwise have been required to forfeit such Shares under this Section 13(a) as a result of the Participant’s anti-competitive or similar acts, then the Company will be entitled to recover any and all profits realized by the Participant in connection with such sale; and

                (b)             all outstanding Awards and Shares issued pursuant to an Award held by a Participant will be forfeited in their entirety (including as to any portion of an Award or Shares subject thereto that are vested or as to which any repurchase rights or forfeiture restrictions in favor of the Company have previously lapsed) if the Participant’s Continuous Service Status is terminated by the Company for Cause; provided, however, that if a Participant has sold Shares subject to an Award within six (6) months prior to the date on which the Participant would otherwise have been required to forfeit such Shares under this Section 13(b) as a result of termination of the Participant’s Continuous Service Status under the circumstances specified in this Section 13(b), then the Company will be entitled to recover any and all profits realized by the Participant in connection with such sale; and provided further, that in the event the Administrator determines that it is necessary to establish whether grounds exist for termination for Cause, the Award will be suspended during any period required to conduct such determination, meaning that the vesting and lapse of restrictions otherwise applicable to the Award will be tolled and if grounds for such termination are determined to exist, the forfeiture specified by this Section 13(b) will apply as of the date of suspension, and if no such grounds are determined to exist, the Award will be reinstated on its original terms.

14.           Governing Law.   The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan and Awards granted under the Plan.  The Company agrees, and Participants agree as a condition to acceptance of an Award, to submit to the jurisdiction of the courts located in the jurisdiction in which the Participant provides, or most recently provided, his or her primary services to the Company.

15.           Term of Plan.  The Plan shall become effective upon its adoption by the Board.  It shall continue in effect for a term of 10 years unless sooner terminated under Section 9 of the Plan.

16.           Severability.  The provisions of this Plan and Awards granted hereunder are intended to be construed as a series of separate covenants.   If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in the Plan, then such unenforceable covenant (or any part thereof) will be stricken from the Plan for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent that the covenants set forth in this Agreement be enforced to the maximum degree permitted by the Applicable Laws.

                17.           Effect on Other Employee Benefit Plans.  The value of Awards granted pursuant to the Plan will not be included as compensation, earnings, salaries or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Subsidiary’s employee benefit plans.

Attachment A

Foster Wheeler Ltd.

Management Restricted Stock Plan

Form of Restricted Stock Award Agreement

Name of Participant:

Date of Grant:

Number of Shares:                                                                               (the “Restricted Shares”)

Expiration Date:

[Other Information Required to be included, e.g., SSN or Grant Number:              ]

Pursuant to the Foster Wheeler Ltd. Management Restricted Stock Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above the Restricted Shares, meaning Common Shares of Foster Wheeler Ltd (the “Company”), on the terms and conditions set forth herein.  [Subject to Section 2 below,] [c/C]apitalized terms used but not defined in this Restricted Stock Award Agreement (the “Agreement”) have the meanings ascribed to them in the Plan.

1.             Acceptance of Award.  As a condition to the grant of this Award, you are required to accept the Award, and all the terms and conditions that apply to it, by signing this Agreement in the space indicated below prior to the Expiration Date.

2.             Relation of Award on Prior Agreement(s).  [As an express condition to acceptance of this Award, you agree that the only vesting and lapse of forfeiture restriction provisions to govern the Award are as set forth in Section 4 of this Agreement and that you will not be entitled to any additional vesting or lapse of forfeiture restrictions under any employment, change of control or other agreement or arrangement, written or unwritten, to which you are a party with the Company.]

OR

[If you are party to an employment or similar agreement or agreements with the Company [or reference specific agreement] (such agreement or agreements, the “Employment Agreement”) as of the date of this Agreement, then this Agreement shall incorporate provisions from the Employment Agreement as follows:

                (a)           If the Employment Agreement includes a definition of “termination for cause,” the definition included in the Employment Agreement (including, if applicable, any notice or cure periods that may apply to such definition) shall supersede the definition of “Cause” contained in Section 2(e) of the Plan; and

                (b)           If the Employment Agreement includes a definition of resignation for “good reason” or a similar provision, you will be considered to have satisfied the requirements of clause (ii) Section 2(s) of the Plan if and only if your resignation meets the requirements of a resignation for good reason or a similar provision under the Employment Agreement; and

                (c)           If the Employment Agreement limits your right to compete with the Company, you will be deemed to have violated the provisions of Section 4(g) and Section 13(a) of the Plan if and only if you have violated the terms of the Employment Agreement (except that the Employment Agreement will not have the effect of extending the period of time during which the Award is subject to forfeiture beyond six (6) months after termination of Continuous Service Status, as specified in Section 13(a) of the Plan).]

3.             Restricted Shares.  The “Restricted Shares” refer to the shares referenced above and to all securities received in replacement of such Restricted Shares, including as stock dividends, bonus issues, splits, subdivisions or consolidations, all securities received in replacement of such Restricted Shares in a recapitalization, amalgamation, merger, reorganization, exchange or similar transaction, and all new, substituted or additional securities or other property to which the Recipient is entitled by reason of his or her ownership of such Restricted Shares.

4.             Vesting Schedule; Forfeiture Conditions.

                (a)           General.  The Restricted Shares will vest and your right to retain them will become nonforfeitable in accordance with paragraph 4(c) below.  The period beginning on the date hereof and ending on the date which any Restricted Share becomes vested and nonforfeitable in accordance with paragraph 4(c) is referred to as the “Restriction Period” with respect to any such Restricted Share.  Each day on which you vest in any portion of the Restricted Shares is referred to as a “Vesting Date.”  As of the 31st day (or 91st day if your reemployment is guaranteed by statute or contract) of a leave of absence, vesting credit will no longer accrue unless otherwise determined by the Committee or required by contract or statute.  If you return to service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued employment.

                (b)           Forfeiture Price.  In the event that any Shares are required to be forfeited under any circumstances set forth in this Section 4, then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share.  The Company will have 90 days from the date of any event giving rise to forfeiture under this Section 4 within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions.  The Company’s right to repurchase the Shares under this Section 4 is assignable by

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the Company, in its sole discretion, to a Subsidiary or other party to whom such rights can be assigned under the Applicable Laws.

                (c)           Vesting Schedule.  Subject to your remaining in Continuous Service Status through a Vesting Date, and subject further to paragraphs 4(d), (e), (f) and (g) below, the Restricted Shares will vest and become nonforfeitable as follows:

Percentage of Restricted Shares                        Vesting Date

                (d)           Termination of Continuous Service Status.  Except as set forth in paragraphs 4(e), (f) and (g), any Restricted Shares that are not vested pursuant to paragraph 4(c) above on the date on which your Continuous Service Status terminates for any reason, excluding termination as a result of your death, Disability or Retirement (as defined in paragraph 4(e) below), will be forfeited in their entirety to the Company.

                (e)           Termination as a Result of Death, Disability or Retirement.  Except as set forth in paragraphs 4(f) and (g), in the event of termination of your Continuous Service Status as a result of your death, Disability or Retirement (as defined below), the vesting of any Restricted Shares that are not vested pursuant to paragraph 4(c) above as of immediately prior to the date of such termination shall accelerate in full and become fully vested (and any forfeiture feature specified in paragraph 4(d) will lapse in full) as of such termination date.  “Disability” means (i) if the Company maintains a long-term disability plan for which you are eligible (whether or not you have elected to participate), disability as defined in such plan, (ii) if you are not eligible to participate in a long-term disability plan, but are a party to an employment agreement that contains a definition of disability, the definition contained in such agreement, or (iii) if neither (i) nor (ii) applies, a total and permanent disability as defined in Section 22(e)(3) of the Code.  “Retirement” means a termination of employment after you have attained the age (and length of service, if required) at which you are eligible for normal or early retirement under any tax-qualified retirement plan for which you are eligible (whether or not you have elected to participate), or under the Company’s retirement policies applicable to senior management of the Company.

(f)            Change of Control Acceleration.  Notwithstanding anything to the contrary in the Plan, in the event of a Change of Control and irrespective of whether outstanding Awards under the Plan are being assumed, substituted or terminated in connection with the transaction, the vesting and lapse of the time-based forfeiture restrictions applicable to this Award as set forth in paragraphs 4(c) and (d) will accelerate such that you will become vested in, and any forfeiture feature specified under paragraphs 4(c) and (d) above will lapse as to, fifty percent (50%) of the Shares then unvested and subject to such forfeiture feature, effective as of immediately prior to consummation of the transaction.

Further notwithstanding the above [and subject to Section 2 above], in the event (i) of a Change of Control following which you hold Shares issued pursuant to this Award with respect to which the Successor Corporation has succeeded to the Company’s rights with respect

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to forfeiture conditions as a result of the Change of Control, and (ii) you are Involuntarily Terminated by the Company or the Successor Corporation (as applicable) simultaneously with, or within twelve (12) months following, consummation of the transaction, then the vesting and lapse of the time-based forfeiture restrictions applicable to this Award as set forth in paragraphs 4(c) and (d) will accelerate such that you will become vested in, and any forfeiture feature specified under paragraphs 4(c) and (d) above will lapse as to, any Shares that remain unvested and subject to such forfeiture restriction, effective as of immediately prior to the effective date of your Involuntary Termination.

                (g)           Forfeiture Related to Competitive Acts and Termination for Cause.  Notwithstanding anything else to the contrary herein [and subject to Section 2 above], the forfeiture features specified in Section 13 of the Plan (relating to your engaging in certain acts competitive with the Company and its business, and to the effect on this Award and Shares subject thereto in the event your Continuous Service Status is terminated for Cause) apply to this Award and may override the provisions set forth in paragraphs 4(c) and (f) above.

5.             Issuance of Certificates; Rights as Shareholder.

                (a)           Issuance of Certificates.  Certificates evidencing the Restricted Shares will be issued by the Company and the Shares will be issued and registered in your name on the register of shareholders of the Company (through its transfer agent) promptly after the date hereof, but such certificates shall remain in the physical custody of the Company or its designee at all times during the Restriction Period.  As a condition to receipt of this Award, you will deliver to the Company a share transfer form/letter of repurchase, executed in blank and attached hereto as Exhibit A, relating to the Restricted Shares.   As soon as practicable after termination of the Restriction Period applicable to any Restricted Shares, certificate(s) for such Restricted Shares will be delivered to you or your legal representative along with the share transfer forms/letters of repurchase relating thereto.

                (b)           Rights as Shareholder.  You will become the registered owner of the Restricted Shares pursuant to paragraph 1 above and will remain such until or unless such Restricted Shares are forfeited pursuant to paragraph 3 above.  As the registered owner, you will be entitled to all rights of a Common Stock holder of the Company, including without limitation voting rights and rights to cash and in-kind dividends, if any, on the Restricted Shares.

6.             Restrictions on Transferability.  At all times during the Restriction Period, the Restricted Shares will be nontransferable, and may not be pledged, assigned or alienated in any way except by will or by the laws of descent and distribution (subject to Section 9 below) or pursuant to a qualified domestic relations order.

7.             Withholding Obligations. As a condition to receipt of the Restricted Shares, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Restricted Shares.  The Company or its representative will have the right to take such action as may be necessary, in the Administrator’s discretion, to satisfy the obligations outlined in this Section 7.  You further agree that the Company will have the right to deduct or cause to be deducted from your current compensation any federal, state, local, foreign or other taxes required by law to be withheld or paid with respect

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to such event.  In addition, you agree that the Company will have the right (but not the obligation) to require you to tender for cancellation that number of Restricted Shares subject to the Award having a Fair Market Value equal to the aggregate amount of the withholding obligation and that such tendering for cancellation shall be effected by the Company’s repurchasing from you that number of Restricted Shares having such aggregate value, which amount will be applied against the withholding obligations.  You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the Award and the Restricted Shares, either through your tendering for cancellation or sale of the Restricted Shares themselves, or through other sources of funds that may be available to you, may require planning on your part, in advance of the expected Vesting Date(s) specified in Section 4 above.  The Company may also in lieu of or in addition to the foregoing, at its sole discretion, require you to deposit with the Company an amount of cash sufficient to meet the withholding requirements.  The Company will not deliver any of the Shares until and unless you have made the deposit required herein or otherwise made proper provision for all applicable tax and similar withholding obligations.

8.             Other Tax Matters.  You have reviewed with your own tax advisors the federal, state, local and other tax consequences, including those in addition to any tax withholding obligations you may have, of your investment in the Restricted Shares and the transactions contemplated by this Agreement.  You acknowledge that you are relying solely on such advisors, and not on the Company or its agents or advisors, with respect to such tax consequences.  You acknowledge your receipt of the Company’s prospectus relating to the Plan, which contains certain information regarding tax issues affecting the Award, including your right under U.S. federal income tax law to make an election which affects the timing of your recognition of income with respect to the Award under Section 83 of the Code ( a copy of the form of election is attached hereto as Exhibit B).  You understand and agree that, should you choose to file an election under Code Section 83(b), the filing of this election is your responsibility and you must notify the Company of the fact of your filing on or prior to the day of making the filing.

9.             Designation of Beneficiaries.  You may, in accordance with procedures established by the Administrator, designate one or more beneficiaries to receive all or part of any Restricted Shares to be distributed to you hereunder in the case of your death, and you may change or revoke such designation at any time.  In the event your death, any Restricted Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under applicable law) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement.  Any other Restricted Shares distributable will be distributed to your estate.  If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

10.           Amendment of Award.    The Administrator may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan pursuant to Sections 7, 8, 11 or 13 thereof)

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shall be made that would adversely affect your rights under this Agreement without your consent.

11.           General.  This Agreement, together with the Plan, represent the entire agreement between the Company and you with respect to the Restricted Shares.  To the extent the provisions of this Agreement conflict with the terms of the Plan, the Plan provisions will govern.

By your signature below, you indicate your acceptance of the terms of this Restricted Stock Award, and acknowledge that you have received copies of the Plan and the Prospectus, in each case as currently in effect.  You also acknowledge and agree that your rights to any Restricted Shares may be earned only as you provide services to the Company over time, and that nothing in the grant of this Restricted Stock Award or this Agreement confers upon you any right to continue in the employ of the Company for any period of time, nor does it interfere in any way with your, the Company’s right to terminate your employment or consulting relationship at any time, for any reason, with or without Cause.

By signing this Agreement, you acknowledge that your personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan.  By signing this Agreement, you consent to such transmission of personal data as the Company believes is appropriate to administer the Plan.

Accepted and Agreed to by Participant:

Acknowledged and Agreed to by Company:

                                                                                Title:

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Exhibit A

Share Transfer Form/Letter of Repurchase

ASSIGNMENT SEPARATE FROM CERTIFICATE

                FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement between the undersigned (“Holder”) and Foster Wheeler Ltd. (the “Company”) dated _______________, ____ (the “Agreement”), Holder hereby sells, assigns and transfers unto the Company, or such other person or entity as the Company may, in its sole discretion, designate, _________________________________ (________) shares of the Common Stock of the Company, registered in Holder’s name on the register of shareholders of the Company and represented by Certificate No. ____, and does hereby irrevocably constitute and appoint ________________________________________________ to cancel or transfer said shares on the register of shareholders of the Company with full power of substitution in the premises.  THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE ATTACHMENTS THERETO.

Dated: _____________________

Signature:

Spouse of Holder (if applicable):

Instruction:  Please do not fill in any blanks other than the signature line.  The purpose of this assignment is to enable the Company to exercise its rights with respect to certain forfeiture, surrender and repurchase right restrictions that apply to the Award without requiring additional signatures on the part of Holder.

Exhibit B

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income or alternative minimum taxable income, as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.                                       The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

                NAME OF TAXPAYER:

                NAME OF SPOUSE:  ________________

                ADDRESS:

                IDENTIFICATION NO. OF TAXPAYER:  _______________

                IDENTIFICATION NO. OF SPOUSE:  _______________

                TAXABLE YEAR:  __________

2.                                       The property with respect to which the election is made is described as follows:

                                                ______________ shares of the Common Stock of Foster Wheeler Ltd., a Bermuda corporation (the “Company”).

3.                                       The date on which the property was transferred is:  _______________

4.                                       The property is subject to the following restrictions:

                                                Forfeiture restriction in favor of the Company (in the form of a right of repurchase for $0.001 per share) upon termination of taxpayer’s employment or consulting relationship, or in the event taxpayer engages in certain acts that are competitive with the Company, its Subsidiaries or their business.

5.                                       The Fair Market Value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $____________

6.                                       The amount (if any) paid for such property: $____________

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ____________                                                       Signature:

Dated: ____________                                                       Spouse’s Signature:

Attachment B

Foster Wheeler Ltd.

Management Restricted Stock Plan

Form of Restricted Stock Unit Award Agreement

Name of Participant:

Date of Grant:

Number of Shares:                                                                               (the “Shares”)

Expiration Date:

[Other Information Required to be included, e.g., SSN or Grant Number: ]

Pursuant to the Foster Wheeler Ltd. Management Restricted Stock Plan (the “Plan”), a copy of which has been delivered to you, along with a prospectus describing the material terms of the Plan, and in accordance with the terms and conditions of the Plan and your agreement to such additional terms, conditions and restrictions as are set forth below, you have been granted as of the date set forth above a Restricted Stock Unit Award, meaning the right to receive Common Shares of Foster Wheeler Ltd (the “Company”), on the terms and conditions set forth herein.  [Subject to Section 3 below,] [c/C]apitalized terms used but not defined in this Restricted Stock Award Agreement (the “Agreement”) have the meanings ascribed to them in the Plan.

                1.             Acceptance of Award.  Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to you and you hereby accept the grant of ____________________ (________) Restricted Stock Units (the “Units”), each Unit representing the right to be issued on the terms and conditions outlined herein one share (a “Share”) of Common Stock of the Company.

                2.             Shares.  The “ Shares” refer to the Shares referenced above to be issued upon settlement of the Units, and to all securities received in replacement of such Shares, including as a stock dividends, bonus issues, splits, subdivisions or consolidations, all securities received in replacement of such Shares in a recapitalization, amalgamation, merger, reorganization, exchange or similar transaction, and all new, substituted or additional securities or other property to which the Recipient is entitled by reason of his or her ownership of such Shares.

3.             Relation of Award on Prior Agreement(s).  [As an express condition to acceptance of this Award, you agree that the only vesting and lapse of forfeiture restriction provisions to govern the Award are as set forth in Section 4 of this Agreement and that you will not be entitled to any additional vesting or lapse of forfeiture restrictions under any employment, change of control or other agreement or arrangement, written or unwritten, to which you are a party with the Company.]

OR

[If you are party to an employment or similar agreement or agreements with the Company [or reference specific agreement] (such agreement or agreements, the “Employment Agreement”) as of the date of this Agreement, then this Agreement shall incorporate provisions from the Employment Agreement as follows:

                (a)           If the Employment Agreement includes a definition of “termination for cause,” the definition included in the Employment Agreement (including, if applicable, any notice or cure periods that may apply to such definition) shall supersede the definition of “Cause” contained in Section 2(e) of the Plan; and

                (b)           If the Employment Agreement includes a definition of resignation for “good reason” or a similar provision, you will be considered to have satisfied the requirements of clause (ii) Section 2(s) of the Plan if and only if your resignation meets the requirements of a resignation for good reason or a similar provision under the Employment Agreement; and

                (c)           If the Employment Agreement limits your right to compete with the Company, you will be deemed to have violated the provisions of Section 4(g) and Section 13(a) of the Plan if and only if you have violated the terms of the Employment Agreement (except that the Employment Agreement will not have the effect of extending the period of time during which the Award is subject to forfeiture beyond six (6) months after termination of Continuous Service Status, as specified in Section 13(a) of the Plan).]

                4.             Vesting; Termination of Unit.

                                (a)           General.  You will be issued the Shares subject to the Units only as you vest in the Units, meaning that the Units will be settled in Shares on the Vesting Date applicable to such Shares.  Subject to your remaining in Continuous Service Status through such date(s), and subject further to paragraphs 4(b), (c) and (d) below, the Units will vest and your right to receive and retain the Shares will become nonforfeitable as follows:

                                Percentage of the Units                                      Vesting Date

Each day on which you vest in any portion of the Units is referred to as a “Vesting Date.”  As of the 31st day (or 91st day if your reemployment is guaranteed by statute or contract) of a leave of absence, vesting credit will no longer accrue unless otherwise determined by the Committee or required by contract or statute.  If you return to service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued employment.

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                (b)           Forfeiture Price.  In the event that any Shares are required to be forfeited under any circumstances set forth in this Section 4, then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share.  The Company will have 90 days from the date of any event giving rise to forfeiture under this Section 4 within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions.   The Company’s right to repurchase the Shares under this Section 4 is assignable by the Company, in its sole discretion, to a Subsidiary or other party to whom such rights can be assigned under the Applicable Laws.

                (c)           Termination of Continuous Service Status.  Except as set forth in paragraphs 4(d), (e) and (f), any Units that are not vested pursuant to paragraph 4(a) above on the date on which your Continuous Service Status terminates for any reason, but excluding termination as a result of your death, Disability or Retirement (as defined in paragraph 4(d) below), will be forfeited in their entirety to the Company and you will not receive any Shares in connection therewith.

                (d)           Termination as a Result of Death, Disability or Retirement.  Except as set forth in paragraphs 4(e) and (f), in the event of termination of your Continuous Service Status as a result of your death, Disability or Retirement (as defined below), the vesting of any Units that are not vested pursuant to paragraph 4(a) above as of immediately prior to the date of such termination shall accelerate in full and become fully vested (and any forfeiture feature specified in paragraph 4(c) will lapse in full) as of such termination date.  “Disability” means (i) if the Company maintains a long-term disability plan for which you are eligible (whether or not you have elected to participate), disability as defined in such plan, (ii) if you are not eligible to participate in a long-term disability plan, but are a party to an employment agreement that contains a definition of disability, the definition contained in such agreement, or (iii) if neither (i) nor (ii) applies, a total and permanent disability as defined in Section 22(e)(3) of the Code.  “Retirement” means a termination of employment after you have attained the age (and length of service, if required) at which you are eligible for normal or early retirement under any tax-qualified retirement plan for which you are eligible (whether or not you have elected to participate), or under the Company’s retirement policies applicable to senior management of the Company.

(e)           Change of Control Acceleration.  Notwithstanding anything to the contrary in the Plan, in the event of a Change of Control and irrespective of whether outstanding Awards under the Plan are being assumed, substituted or terminated in connection with the transaction, the vesting and lapse of the time-based forfeiture restrictions applicable to this Award as set forth in paragraphs 4(a) and (c) will accelerate such that you will become vested in fifty percent (50%) of the Units then unvested and subject to such forfeiture feature, effective as of immediately prior to consummation of the transaction.

Further notwithstanding the above [and subject to Section 3 above], in the event (i) of a Change of Control following which you hold Units which have been assumed by the Successor Corporation, and (ii) you are Involuntarily Terminated by the Company or the Successor Corporation (as applicable) simultaneously with, or within twelve (12) months following, consummation of the transaction, then the vesting and lapse of the time-based

3

forfeiture restrictions applicable to the Units as set forth in paragraphs 4(a) and (c) will accelerate such that you will become vested in any Units that remain unvested and subject to such forfeiture restriction, effective as of immediately prior to the effective date of your Involuntary Termination.

                (f)            Forfeiture Related to Competitive Acts and Termination for Cause.  Notwithstanding anything else to the contrary herein [and subject to Section 3 above], the forfeiture features specified in Section 13 of the Plan (relating to your engaging in certain acts competitive with the Company and its business, and to the effect on the Units and Shares subject thereto in the event your Continuous Service Status is terminated for Cause) apply to the Units and may override the provisions set forth in paragraphs 3(a) and (e) above.

                5.             Share Certificates.  Share certificates (the “Certificate”) evidencing the conversion of Units into Shares will be issued and the Shares will be issued and registered in your name as of the Vesting Date (such date being the end of the “Restricted Period”) on the register of shareholders of the Company (through its transfer agent).  Subject to Section 7 of this Agreement, Certificates representing the Shares will be delivered to the Employee as soon as practicable after the end of the applicable Restricted Period.

                6.             Dividends.  While you hold Units, you  will [not] be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Shares[, provided that if any such dividends or distributions are paid in Shares, the Fair Market Value of such Shares will be converted into Units, and further provided that such Units will be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Units with respect to which they relate].

                7.             Tax Withholding Obligations.  As a condition to receipt of the Units and the Shares, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Units and/or receipt of the Shares.  The Company or its representative will have the right to take such action as may be necessary, in the Administrator’s discretion, to satisfy the obligations outlined in this Section 7.   You further agree that the Company will have the right to deduct or cause to be deducted from your current compensation any federal, state, local, foreign or other taxes required by law to be withheld or paid with respect to such event.  In addition, you agree that the Company will have the right (but not the obligation) to require you to tender for cancellation that number of Restricted Shares subject to the Award having a Fair Market Value equal to the aggregate amount of the withholding obligation and that such tendering for cancellation shall be effected by the Company’s repurchasing from you that number of Restricted Shares having such aggregate value, which amount will be applied against the withholding obligations.  You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the Award and the Restricted Shares, either through your tendering for cancellation or sale of the Restricted Shares themselves, or through other sources of funds that may be available to you, may require planning on your part, in advance of the expected Vesting Date(s) specified in Section 4 above.  The Company may also in lieu of or in addition to the foregoing, at its sole discretion, require you to deposit with the Company an amount of cash sufficient to meet the withholding requirements.  The Company will not deliver any of the Shares

4

until and unless you have made the deposit required herein or otherwise made proper provision for all applicable tax and similar withholding obligations.

                8.             Restriction on Transferability.  Until settlement of the Units upon issuance to you of the Shares subject thereto, the Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.  Notwithstanding the above and subject to Section 10 below, distribution can be made pursuant to will, the laws of descent and distribution, intra-family transfer instruments or to an inter vivos trust.

                9.             Rights as Shareholder.  You will have no voting or any other rights as a shareholder of the Company with respect to the Units prior to the date on which you are issued the Shares subject thereto.  Upon settlement of the Units into Shares, you will obtain full voting and other rights as a shareholder of the Company.

10.           Designation of Beneficiaries.  You may, in accordance with procedures established by the Administrator, designate one or more beneficiaries to receive all or part of any Units or Shares to be distributed to you hereunder on settlement of Units in the case of your death, and you may change or revoke such designation at any time.  In the event your death, any Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under applicable law) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement.  Any other Shares distributable will be distributed to your estate.  If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

                11.           Amendment of Award.    The Administrator may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan pursuant to Sections 7, 8, 11 or 13 thereof)  shall be made that would adversely affect your rights under this Agreement without your consent.

                12.           General.  This Agreement, together with the Plan, represent the entire agreement between the Company and you with respect to the Units and the Shares.  To the extent the provisions of this Agreement conflict with the terms of the Plan, the Plan provisions will govern.

By your signature below, you indicate your acceptance of the terms of this Restricted Stock Unit Award, and acknowledge that you have received copies of the Plan and the Prospectus, in each case as currently in effect.  You also acknowledge and agree that your rights to receive any Shares will be earned only as you provide services to the Company over time, and that nothing in the grant of this Restricted Stock Unit Award or this Agreement confers upon you any right to continue in the employ of the Company for any period of time, nor does it interfere in any way with your, the Company’s right to terminate your employment or consulting relationship at any time, for any reason, with or without Cause.

                By signing this Agreement, you acknowledge that your personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan.  By signing this Agreement, you consent to such transmission of personal data as the Company believes is appropriate to administer the Plan.

5

Accepted and Agreed to by Participant:

Acknowledged and Agreed to by Company:

                                                                                Title:

6